For Immediate Release

For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

Chief Operating Officer, William M. Parker, Resigns from NCI

RESTON, Va.--(BUSINESS WIRE)--December 14, 2009--NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies, announced today that William M. Parker resigned as Chief Operating Officer to pursue other opportunities. His resignation will be effective January 11, 2010.

"On behalf of NCI, I would like to thank Bill Parker for his efforts and contributions to the company's success over the past two and a half years," said Charles K. Narang, NCI's Chairman and Chief Executive Officer. "We wish him the best in his future endeavors."

Mr. Parker said, "I have been privileged to be part of the NCI team and to see the company achieve such unparalleled success in our market. I wish the company and its great employees the best as they continue to reach even greater achievements."

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000-certified company, NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; information assurance and cybersecurity; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. The company is a member of the Russell 2000 index. Headquartered in Reston, Virginia, NCI has approximately 2,700 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI, Inc. believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results. For a discussion of these and other risks and uncertainties, please refer to the section titled "Risk Factors" in NCI, Inc.'s Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2008. The forward-looking statements included in this news release are only made as of the date of this news release and NCI, Inc. undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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